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                                   Exhibit 11
                 Statement of Computation of Per Share Earnings
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

                                                                 Three Months Ended
                                                                    September 30,
                                                              1998               1997
                                                              ----               ----
Net Income (Loss)                                         $     553,778      $    (445,975)
                                                          -------------      -------------
Average Shares Issued                                            31,356             31,356
Average Net Effect of Dilutive
  Stock Options Based On Treasury Stock Method                    6,090               --(1)
Less Average Treasury Stock                                      (3,698)            (3,698)
                                                          -------------      -------------
Total Stock and Stock Equivalents                                33,748             27,658
                                                          =============      =============
Earning (Loss) Per Share                                  $       20.02      $     (16.12)
                                                          =============      =============
Earnings (Loss) Per Share Assuming Dilution               $       16.41      $     (16.12)
                                                          =============      =============
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(1) Per FASB #128 - Dilution not reflected in a loss situation